Exhibit 99.3

SIERRA WIRELESS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(In thousands of U.S. dollars, except where otherwise stated)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Revenue (note 5)
IoT Solutions	$139,678	$90,309	$273,386	$164,887
Enterprise Solutions	48,273	42,476	87,522	75,960
	187,951	132,785	360,908	240,847
Cost of sales (note 5)
IoT Solutions	97,665	65,884	190,848	118,376
Enterprise Solutions	27,104	20,670	51,815	38,513
	124,769	86,554	242,663	156,889
Gross margin	63,182	46,231	118,245	83,958
Expenses
Sales and marketing	18,115	21,423	36,132	41,244
Research and development	17,296	16,930	35,631	34,414
Administration	11,733	11,097	21,849	27,405
Restructuring (note 6)	3,715	1,720	7,719	4,294
Impairment (notes 3 and 16)	—	—	10,299	—
Gain on sale of Omnilink (note 4(b))	(9,179)	—	(9,179)	—
Amortization	2,900	4,389	6,720	9,013
	44,580	55,559	109,171	116,370
Earnings (loss) from operations	18,602	(9,328)	9,074	(32,412)
Foreign exchange (loss) gain	(5,355)	1,143	(7,633)	(3,116)
Other expense (note 8)	(650)	(1,246)	(1,733)	(1,889)
Earnings (loss) before income taxes	12,597	(9,431)	(292)	(37,417)
Income tax expense (note 9)	1,691	605	2,712	1,157
Net earnings (loss) from continuing operations	$10,906	$(10,036)	$(3,004)	$(38,574)
Net earnings (loss) from discontinued operations (note 4)	793	85	2,024	(1,237)
Net earnings (loss)	$11,699	$(9,951)	$(980)	$(39,811)
Other comprehensive income (loss):
Foreign currency translation adjustments, net of taxes of $nil	(1,914)	1,233	(2,340)	(1,667)
Comprehensive income (loss)	$9,785	$(8,718)	$(3,320)	$(41,478)

Basic and diluted net earnings (loss) per share (in dollars) (note 11)
Continuing operations	$0.28	$(0.27)	$(0.08)	$(1.05)
Discontinued operations	0.02	—	0.05	(0.03)
	$0.30	$(0.27)	$(0.03)	$(1.08)
Weighted average number of shares outstanding (in thousands) (note 11)
Basic	38,770	36,992	38,439	36,865
Diluted	39,079	36,992	38,439	36,865

The accompanying notes are an integral part of the consolidated financial statements.

SIERRA WIRELESS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except where otherwise stated)
(unaudited)

	June 30, 2022	December 31, 2021
Assets
Current assets
Cash and cash equivalents	$127,343	$76,784
Restricted cash	77	100
Accounts receivable (note 12)	104,442	85,310
Inventories (note 14)	92,357	82,177
Prepaids and other (note 15)	52,252	27,372
	376,471	271,743
Property and equipment, net	25,757	31,134
Operating lease right-of-use assets	11,163	14,348
Intangible assets, net (note 16)	34,064	54,708
Goodwill	147,646	167,379
Deferred income taxes	1,186	1,268
Other assets	4,154	6,473
	$600,441	$547,053
Liabilities
Current liabilities
Accounts payable and accrued liabilities (notes 4(a), 6, and 17)	192,984	183,529
Deferred revenue (note 13)	12,320	11,770
Current portion of long-term debt (note 21(b))	971	494
	206,275	195,793
Long-term obligations (notes 4(a) and 18)	38,257	42,808
Operating lease liabilities	13,159	15,033
Long-term debt (note 21(b))	55,452	9,394
Deferred income taxes	6,022	6,371
	319,165	269,399
Equity
Shareholders’ equity
Common stock: no par value; unlimited shares authorized; issued and outstanding: 38,940,753 shares (December 31, 2021 - 37,774,800 shares)	476,011	460,331
Preferred stock: no par value; unlimited shares authorized; issued and outstanding: nil shares	—	—
Treasury stock: at cost; 1,026 shares (December 31, 2021 – 119,761 shares)	(22)	(2,128)
Additional paid-in capital	39,678	48,747
Retained deficit	(223,319)	(220,564)
Accumulated other comprehensive loss (note 19)	(11,072)	(8,732)
	281,276	277,654
	$600,441	$547,053

Commitments and contingencies (note 22)

Subsequent event (note 23)

The accompanying notes are an integral part of the consolidated financial statements.

SIERRA WIRELESS, INC.
CONSOLIDATED STATEMENTS OF EQUITY
(in thousands of U.S. dollars, except where otherwise stated)
(unaudited)

Three and six months ended June 30, 2022
	Common Stock		Treasury Stock
	# of shares	$	# of shares	$	Additional paid-in capital	Retained deficit	Accumulated other comprehensive (loss)	Total
Balance as at December 31, 2021	37,774,800	$460,331	119,761	$(2,128)	$48,747	$(220,564)	$(8,732)	$277,654
Stock option exercises (note 10)	61,538	1,262	—	—	(383)	—	—	879
Stock-based compensation (note 10)	—	—	—	—	3,066	—	—	3,066
Distribution of vested RSUs	486,199	5,481	(112,687)	2,002	(6,578)	(905)	—	—
Net loss	—	—	—	—	—	(12,679)	—	(12,679)
Foreign currency translation adjustments, net of tax	—	—	—	—	—	—	(426)	(426)
Balance as at March 31, 2022	38,322,537	$467,074	7,074	$(126)	$44,852	$(234,148)	$(9,158)	$268,494
Stock option exercises (note 10)	122,497	2,415	—	—	(728)	—	—	1,687
Stock-based compensation (note 10)	—	—	—	—	3,753	—	—	3,753
Purchase of treasury shares for RSU distribution	—	—	113,000	(2,443)	—	—	—	(2,443)
Distribution of vested RSUs	495,719	6,522	(119,048)	2,547	(8,199)	(870)	—	—
Net earnings	—	—	—	—	—	11,699	—	11,699
Foreign currency translation adjustments, net of tax	—	—	—	—	—	—	(1,914)	(1,914)
Balance as at June 30, 2022	38,940,753	$476,011	1,026	$(22)	$39,678	$(223,319)	$(11,072)	$281,276

SIERRA WIRELESS, INC.
CONSOLIDATED STATEMENTS OF EQUITY
(in thousands of U.S. dollars, except where otherwise stated)
(unaudited)

Three and six months ended June 30, 2021
	Common Stock		Treasury Stock
	# of shares	$	# of shares	$	Additional paid-in capital	Retained deficit	Accumulated other comprehensive income/(loss)	Total
Balance as at December 31, 2020	36,619,439	$441,999	46,505	$(542)	$49,489	$(128,953)	$(5,580)	$356,413
Stock option exercises (note 10)	205,554	3,997	—	—	(1,195)	—	—	2,802
Stock-based compensation (note 10)	—	—	—	—	8,515	—	—	8,515
Purchase of treasury shares for RSU distribution	—	—	201,000	(3,933)	—	—	—	(3,933)
Distribution of vested RSUs	66,292	1,019	(132,659)	2,420	(3,428)	(957)	—	(946)
Net loss	—	—	—	—	—	(29,860)	—	(29,860)
Foreign currency translation adjustments, net of tax	—	—	—	—	—	—	(2,900)	(2,900)
Balance as at March 31, 2021	36,891,285	$447,015	114,846	$(2,055)	$53,381	$(159,770)	$(8,480)	$330,091
Stock option exercises (note 10)	58,064	1,134	—	—	(336)	—	—	798
Stock-based compensation (note 10)	—	—	—	—	3,722	—	—	3,722
Purchase of treasury shares for RSU distribution	—	—	228,500	(3,530)	—	—	—	(3,530)
Distribution of vested RSUs	214,393	2,970	(301,581)	5,073	(6,943)	(1,219)	—	(119)
Net loss	—	—	—	—	—	(9,951)	—	(9,951)
Foreign currency translation adjustments, net of tax	—	—	—	—	—	—	1,233	1,233
Balance as at June 30, 2021	37,163,742	$451,119	41,765	$(512)	$49,824	$(170,940)	$(7,247)	$322,244

The accompanying notes are an integral part of the consolidated financial statements.

SIERRA WIRELESS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of U.S. dollars)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Cash flows provided by (used in):
Operating activities
Net earnings (loss)	$11,699	$(9,951)	$(980)	$(39,811)
Items not requiring (providing) cash
Amortization	4,741	7,267	11,425	14,575
Stock-based compensation (note 10)	3,753	3,722	6,819	12,237
Capitalized interest expense (note 21(b))	674	—	1,584	—
Impairment (notes 3 and 16)	—	—	10,299	—
Gain on sale of Omnilink (note 4(b))	(9,179)	—	(9,179)	—
Deferred income taxes	1	(3)	1	(3)
Unrealized foreign exchange loss (gain)	5,878	(867)	7,245	4,161
Recognition of cumulative translation adjustments on dissolution of subsidiaries	817	—	817	—
Other	27	317	445	337
Changes in non-cash working capital
Accounts receivable	(18,228)	3,548	(23,954)	(7,196)
Inventories	(4,357)	(12,703)	(10,852)	(14,235)
Prepaids and other	(6,338)	5,150	(23,278)	(11,084)
Accounts payable and accrued liabilities	13,812	18,541	10,799	5,495
Deferred revenue and other	(687)	235	(2,323)	396
Cash flows provided by (used in) operating activities	2,613	15,256	(21,132)	(35,128)
Investing activities
Additions to property and equipment	(5,280)	(3,972)	(7,729)	(8,681)
Additions to intangible assets	(202)	(2,502)	(875)	(2,922)
Proceeds from sale of property and equipment	12	25	23	39
Proceeds from sale of Omnilink, net of transaction costs and cash sold (note 4(b)	34,959	—	34,959	—
Acquisition of M2M New Zealand, net of cash acquired	—	(319)	—	(319)
Cash flows provided by (used in) investing activities	29,489	(6,768)	26,378	(11,883)
Financing activities
Issuance of common shares, net of issuance cost	1,687	799	2,565	3,601
Purchase of treasury shares for RSU distribution	(2,443)	(3,530)	(2,443)	(7,463)
Taxes paid related to net settlement of equity awards	—	(111)	—	(1,057)
Decrease in other long-term obligations	(35)	(66)	(40)	(102)
Proceeds from long-term debt, net of issuance cost (note 21(b))	(50)	—	45,732	—
Cash flows (used in) provided by financing activities	(841)	(2,908)	45,814	(5,021)
Effect of foreign exchange rate changes on cash and cash equivalents	(1,282)	672	(524)	(906)
Cash, cash equivalents and restricted cash, increase (decrease) in the period	29,979	6,252	50,536	(52,938)
Cash, cash equivalents and restricted cash, beginning of period	97,441	112,234	76,884	171,424
Cash, cash equivalents and restricted cash, end of period	$127,420	$118,486	$127,420	$118,486

The accompanying notes are an integral part of the consolidated financial statements.

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

(unaudited)

1.	BASIS OF PRESENTATION

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”), on a basis consistent with those followed in the December 31, 2021 audited annual consolidated financial statements, except as indicated in note 2. These unaudited interim consolidated financial statements do not include all information and note disclosures required by U.S. GAAP for annual financial statements, and therefore should be read in conjunction with the December 31, 2021 audited consolidated financial statements and the notes thereto. The accompanying interim financial information reflects all adjustments, consisting of normal recurring adjustments, which, in the opinion of management, are necessary for a fair presentation of results for the interim period.

The unaudited interim consolidated financial statements include the accounts of Sierra Wireless, Inc. and its subsidiaries, all of which are wholly-owned, from their respective dates of acquisition of control. All intercompany transactions and balances have been eliminated on consolidation. In these notes to the unaudited interim consolidated financial statements, unless the context otherwise requires, references to the "Company", "Sierra Wireless", "we", "us" and "our" refer to Sierra Wireless, Inc. and its subsidiaries.

On August 2, 2022, we entered into a definitive agreement (the "Arrangement Agreement") with Semtech Corporation and a subsidiary of Semtech Corporation (the "Purchaser") pursuant to which the Purchaser will acquire all outstanding shares of Sierra Wireless for cash of $31 per share (in U.S. dollars), subject to customary closing conditions (see note 23).

On April 15, 2022, we signed a definitive agreement and closed the sale of our Omnilink offender monitoring business for $37.6 million in cash, subject to customary working capital adjustments. The assets and operations related to the Omnilink business were sold to Sentinel Advantage LLC which is wholly owned by Bison Capital Asset Management LLC (see note 4(b)).

On November 18, 2020, the Company completed the divestiture of its automotive embedded module product line. Substantially all of the assets and operations related to its automotive embedded module product line were sold to Rolling Wireless (H.K.) Limited, a consortium led by Fibocom Wireless Inc. of Shenzhen. In accordance with U.S. GAAP, the results of operations of the automotive business have been presented as discontinued operations in the Company's consolidated statements of operations and comprehensive income (loss) for the three and six months ended June 30, 2022 and 2021.

In these unaudited interim consolidated financial statements, unless otherwise indicated, all dollar amounts are expressed in United States dollars (U.S. dollars). The term dollars and the symbol “$” refer to U.S. dollars.

COVID-19 Impact

In March 2020, the World Health Organization declared a global pandemic caused by the outbreak of the novel coronavirus specifically identified as COVID-19. It is not possible to reliably estimate the length or severity of these developments and the impact on the financial results of the Company in the future.  There are significant uncertainties with respect to future development and impact to the Company related to COVID-19, including the duration, severity and scope of the outbreak, emergence of new variants of concern, and the measures taken by governments and businesses to contain the pandemic. As COVID-19 continues to significantly impact economies around the world, it creates significant uncertainty regarding the nearer term outlook for the markets where we provide our products and services, as well as significant

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

(unaudited)

uncertainties related to global supply chain tightness from key suppliers and manufacturing challenges that could constrain our ability to deliver and meet demand.  In future periods, the effects of the pandemic may have material impacts on our financial results and the recoverable amount of our reporting units.

2.	ACCOUNTING STANDARDS

Recently implemented accounting standards

In March 2020, the Financial Accounting Standards Board ("FASB") issued an update to ASU 2020-04 Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which addresses the effects of reference rate reform on financial reporting. This would apply to companies meeting certain criteria that have contracts, hedging relationships and other transactions that reference London Interbank Offered Rate ("LIBOR") or another reference rate expected to be discontinued because of reference rate reform. ASU 2020-04 is effective for the Company beginning January 1, 2022 and a successor rate has been established for our Revolving Facility with CIBC (see note 21(a)). The Company adopted ASU 2020-04 on January 1, 2022. The adoption of this standard did not have a material impact on our consolidated financial statements and notes thereto.

In November 2021, the FASB issued ASU 2021-10 Government Assistance (Topic 832): Disclosures by Business Entities about Government Assistance (ASU 2021-10), which aims to provide increased transparency by requiring business entities to disclose information about certain types of government assistance they receive in the notes to the financial statements.  ASU 2021-10 is effective for fiscal years beginning after December 15, 2021. The Company adopted ASU 2021-10 and will reflect the new disclosure requirements on its annual consolidated financial statements for the year ended December 31, 2022.

Changes in future accounting standards

In October 2021, FASB issued ASU 2021-08 Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. The amendments in this ASU require an entity to recognize and measure contract assets and liabilities acquired in a business combination in accordance with Topic 606. The amendments in this ASU are effective for fiscal years beginning after December 15, 2022 and should be applied prospectively to business combinations occurring on or after the effective date of the amendment. The adoption of this ASU is not expected to have a material impact on the Company’s consolidated financial statements.

3.	SIGNIFICANT ACCOUNTING POLICIES

Goodwill

Goodwill represents the excess of the purchase price of an acquired business over the fair value assigned to assets acquired and liabilities assumed in a business combination.

Goodwill has an indefinite life, is not amortized, and is subject to an annual impairment test, on October 1 of every year, at the reporting unit level. Goodwill is tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. The goodwill impairment test compares the fair value of the reporting unit to its carrying amount, which includes the goodwill. When the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not to be impaired. If the carrying amount

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

(unaudited)

exceeds the implied fair value of the goodwill, an impairment loss is recognized equal to the amount by which the carrying amount exceeds the reporting unit's fair value.

As at March 31, 2022, the Company determined that the assets and liabilities relating to our Omnilink offender monitoring business (see note 4(b)) met all of the asset held-for-sale criteria and the sale closed on April 15, 2022. The goodwill associated with the Omnilink offender monitoring business is included in net assets disposed, and the amount of goodwill was determined based on the relative fair values of the asset group to be disposed of and the Enterprise Solutions reporting unit that will be retained. Following the allocation, we performed an impairment test of our remaining Enterprise Solutions reporting unit. We assessed the recoverability of the remaining Enterprise Solutions goodwill as at March 31, 2022 and determined that the fair value of the remaining Enterprise Solutions reporting unit exceeds its carrying value.

Impairment of long-lived assets

Long-lived assets, including property and equipment, and intangible assets other than goodwill, are assessed for potential impairment when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recovered.  An impairment loss is recognized when the carrying amount of the long-lived asset is not recoverable and exceeds its fair value.  The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Any required impairment loss is measured as the amount by which the carrying amount of a long-lived asset exceeds its fair value and is recorded as a reduction in the carrying value of the related asset and a charge to operating results.

During the six months ended June 30, 2022, due to the decision to not develop additional products for our home security business in light of the shutdown of 2G/3G networks in the United States, we performed a recoverability test and recorded an impairment expense of $9,385 (note 16). In addition, we recorded further impairment expense of $914 on an operating lease right-of-use asset and related assets as a result of entering into a sublease agreement of an office lease.

Comparative Figures

Certain comparative figures presented in the interim consolidated financial statements have been reclassified to conform with current period presentation. We reclassified certain Acquisition related and Integration and Net Earnings (Loss) from Discontinued Operations balances previously presented for the three and six months ended June 30, 2021. From Acquisition-related and integration expense we reclassified $72 and $281 for the three and six months ended June 30, 2021, respectively, to Administration expense to better reflect the nature of balances. Within Net Earnings (Loss) from Discontinued Operations (note 4(a)), we reclassified recoveries of $335 and $111 for the three and six months ended June 30, 2021, respectively, from Expenses to Cost of Sales to better reflect the nature of the expenses.

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

(unaudited)

4.	ACQUISITIONS AND DISPOSALS

(a)	Disposition of Automotive Business

On November 18, 2020, we completed the sale of substantially all of the assets and operations related to our Shenzhen, China-based automotive embedded module product line ("Automotive Business") to Rolling Wireless (H.K.) Limited for total gross proceeds of $165,000 in cash, subject to adjustments to working capital, including $10,000 of proceeds held in escrow that we recorded in restricted cash and were released on January 8, 2021.

As at June 30, 2022, we retained $9,023 (December 31, 2021 — $11,165) royalty accruals relating to the Automotive Business of which $1,057 (December 31, 2021 — $1,082) is included in Accounts payable and accrued liabilities and $7,966 (December 31, 2021 — $10,083) is included in Long-term obligations. As at June 30, 2022, we retained product warranties of $1,778 (December 31, 2021 — $1,528) relating to the Automotive Business, which is included in Accounts Payable and accrued liabilities.

The results related to the Automotive Business have been presented as discontinued operations in the consolidated statements of operations and comprehensive income (loss) and were as follows:

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Revenue	$—	$—	$—	$—
Cost of sales	(788)	(335)	(1,838)	(111)
Gross margin	788	335	1,838	111
(Recovery) Expenses	(5)	250	(186)	1,348
Earnings (loss) before income taxes	793	85	2,024	(1,237)
Income tax expense	—	—	—	—
Net earnings (loss) from discontinued operations	$793	$85	$2,024	$(1,237)

The cash flows related to the Automotive business included in the consolidated statements of cash flows were as follows:

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Cash flows provided by (used in) discontinued operations
Net cash provided by (used in) operating activities	$5	$(197)	$189	$(1,228)
Net cash provided by (used in) discontinued operations	$5	$(197)	$189	$(1,228)

(b)       Disposition of Omnilink Business

On April 15, 2022, we signed a definitive agreement with Sentinel Advantage LLC and closed the sale of our Omnilink offender monitoring business for $37.6 million in cash, subject to normal working capital adjustments (the "Sale Transaction"). As at June 30, 2022, working capital adjustment of $206 was recorded in Accounts receivable in our consolidated balance sheets. The Omnilink offender monitoring business was part of our Enterprise Solutions reportable segment. Pursuant to the Sale Transaction, 27 employees, who are all located in the United States, became employees of Sentinel Advantage LLC.

The financial results of the Omnilink offender monitoring business are included in the Company's consolidated financial statements through April 14, 2022.

The gain on sale of the Omnilink offender monitoring business consists of the following:

Amount
Total gross proceeds	$37,600
Transaction costs	(2,541)
Working capital adjustment	1,109
Net proceeds	36,168
Net assets disposed	(26,989)
Gain on sale	$9,179

The net assets and liabilities disposed of were as follows:

April 15, 2022
Cash and cash equivalents	$903
Restricted cash	100
Accounts receivable	2,967
Inventories	359
Prepaids and other	364
Property and equipment, net	6,385
Intangible assets, net	5,040
Goodwill	10,996
Current assets disposed	$27,114

Accounts payable and accrued liabilities	$125
Current liabilities disposed	$125

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

(unaudited)

5.	SEGMENTED INFORMATION

We disaggregate our revenue from contracts with customers into reportable segments (see consolidated statements of operations and comprehensive income (loss), type, and geographical region.

IoT Solutions

Our IoT Solutions segment includes our cellular wireless IoT module solutions, IoT connectivity services, and embedded broadband solutions.

Enterprise Solutions

Our Enterprise Solutions segment includes our range of Sierra Wireless AirLink routers, IoT gateways, IoT applications and advanced network management, managed connectivity services, and mobility applications.

As our chief operating decision maker does not evaluate the performance of our operating segments based on segment assets, management does not present asset information on a segmented basis.

REVENUE BY TYPE

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Product	$156,538	$97,595	$294,590	$171,984
Connectivity, software, and services	31,413	35,190	66,318	68,863
	$187,951	$132,785	$360,908	$240,847

REVENUE BY GEOGRAPHICAL REGION

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Americas	$79,895	$57,863	$145,711	$105,305
Europe, Middle East and Africa	25,839	22,684	52,365	41,903
Asia-Pacific	82,217	52,238	162,832	93,639
	$187,951	$132,785	$360,908	$240,847

We sell certain products through resellers, original equipment manufacturers, and wireless service providers, who sell these products to end-users. We did not have any customers during the three and six months ended June 30, 2022 or 2021 that accounted for more than 10% of total revenue. We did not have any customers as at June 30, 2022 and December 31, 2021 that accounted for more than 10% of total Trade Accounts Receivable. We had one customer as at June 30, 2022 that accounted for 13% and one customer as at December 31, 2021 that accounted for 23% of total Contract Assets.

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

(unaudited)

6.	RESTRUCTURING

On April 30, 2019, we announced certain initiatives related to the acceleration of our transformation to a Device-to-Cloud IoT solutions company.

During the third quarter of 2020, we initiated actions to reduce our operating expenses, in conjunction with the expected closing of the sale of our Automotive Business in the fourth quarter of 2020.  We implemented organizational changes, including consolidation of our engineering resources resulting in a reduction in our engineering team in Hong Kong.  This initiative affected 148 employees in various locations and functions within the Company.

During the fourth quarter of 2021, we initiated changes to the executive leadership team and our global organizational structure to further streamline and improve the overall business performance of the company, impacting 80 employees globally. In addition, we enacted separate initiatives to enhance our efficiency, including our administrative function, in the year ended December 31, 2021 and the six months ended June 30, 2022.

The following table provides the activity in the restructuring liability:

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Balance, beginning of period	$3,878	$4,188	$5,430	$5,750
Expensed- continuing operations	3,715	1,720	7,719	4,294
Disbursements	(4,557)	(3,527)	(10,066)	(7,607)
Foreign exchange	(127)	52	(174)	(4)
	$2,909	$2,433	$2,909	$2,433

Classification:
Accounts payable and accrued liabilities	2,909	2,433	2,909	2,433
	$2,909	$2,433	$2,909	$2,433

By restructuring initiative:
April 2019	555	1,004	555	1,004
Q3 2020	22	1,006	22	1,006
Q4 2021	2,332	—	2,332	—
Other 2021	—	423	—	423
	$2,909	$2,433	$2,909	$2,433

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

(unaudited)

The components of continuing operations expense for the three and six months ended June 30 were as follows:

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
April 2019	$206	$—	$472	$—
Q3 2020	—	886	—	3,460
Q4 2021	3,167	—	6,804	—
Other 2021	—	834	101	834
Other 2022	342	—	342	—
	$3,715	$1,720	$7,719	$4,294

7.	GOVERNMENT ASSISTANCE

We are eligible for government subsidies from the Government of Canada and the U.S. Government.

In the three and six months ended June 30, the Company recorded government assistance as follows:

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Cost of sales	$—	$14	$—	$57
Sales and marketing	—	249	—	731
Research and development	—	569	—	1,746
Administration	22	184	33	531
	$22	$1,016	$33	$3,065

Government Assistance by Type
Canada Emergency Wage Subsidy	—	$1,002	—	$2,823
Canada Emergency Rent Subsidy	—	14	—	157
Other COVID-19 related subsidies	22	—	33	85
	$22	$1,016	$33	$3,065

In the three and six months ended June 30, the Company repaid $2,658 of government subsidies received in 2021, which was recorded in Accounts payable and accrued liabilities in our consolidated balance sheets as at December 31, 2021.

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

(unaudited)

8.	OTHER EXPENSE

The components of other expense for the three and six months ended June 30, 2022 were as follows:

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Interest income	$(118)	$(11)	$(159)	$(63)
Interest expense	867	64	1,899	106
Discount fees (note 21(d))	33	38	48	58
Financing costs	70	(11)	212	57
Ransomware incident insurance recovery	(1,089)	(2,463)	(1,148)	(6,680)
Ransomware incident expense	—	3,598	—	8,348
Recognition of cumulative translation adjustments on dissolution of subsidiaries	817	—	817	—
Other	70	31	64	63
	$650	$1,246	$1,733	$1,889

9.	INCOME TAXES

Income tax expense of $1,691 and $2,712 in the three and six months ended June 30, 2022, respectively, is corporate income tax resulting from ordinary business in various jurisdictions (three and six months ended June 30, 2021 - $605 and $1,157) and includes corporate income tax expense of $568 resulting from the sale of Omnilink in the three months ended June 30, 2022.

10.	STOCK-BASED PAYMENTS

Stock-based compensation expense:

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Cost of sales	$19	$80	$59	$185
Sales and marketing	1,317	945	2,258	2,309
Research and development	939	809	1,670	1,868
Administration	1,478	1,888	2,832	7,288
Continuing operations	$3,753	$3,722	$6,819	$11,650
Discontinued operations	—	—	—	587
	$3,753	$3,722	$6,819	$12,237
Stock option plan	$260	$341	$468	$797
Restricted stock plan	3,493	3,381	6,351	11,440
	$3,753	$3,722	$6,819	$12,237

As at June 30, 2022, the unrecognized compensation expense related to non-vested stock options and restricted share units was $606 and $25,449 (December 31, 2021 – $1,211 and $17,984), respectively, which is expected to be recognized over weighted average periods of 1.5 and 2.3 years (December 31, 2021 – 1.9 and 2.0 years), respectively.

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

(unaudited)

Stock option plan

The following table presents stock option activity for the period:

	Three months ended June 30,		Six months ended June 30,
Number of Options	2022	2021	2022	2021
Outstanding, beginning of period	477,752	1,091,826	774,201	1,361,111
Exercised	(122,497)	(58,064)	(184,035)	(263,618)
Forfeited/expired	(71,189)	(83,646)	(306,100)	(147,377)
Outstanding, end of period	284,066	950,116	284,066	950,116
Exercisable, beginning of period	284,264	617,019	538,145	826,756
Exercisable, end of period	162,357	600,535	162,357	600,535

Under the terms of the Company's Stock Option Plan (the “Plan”), the Board of Directors (the "Board") may authorize the grant of stock options to employees, officers and directors. The maximum number of shares issuable pursuant to the Plan is 9.7% of the number of issued and outstanding common shares from time to time, provided that in no event will more than 7,000,000 common shares be issued as "incentive stock options intended to qualify under Section 422 of the United States Internal Revenue Code". In addition, the maximum number of shares issuable pursuant to the Plan, together with any shares issuable pursuant to other security-based compensation arrangements, shall not exceed 9.7% of the number of issued and outstanding common shares from time to time.

The Plan provides that the exercise price of a stock option will be determined on the date of grant and will not be less than the closing market price of the Company's stock at that date. Stock options generally vest over four years, with the first 25% vesting at the first anniversary date of the grant and the balance vesting in equal amounts at the end of each full succeeding month thereafter.  The Company determines the expiry date of each stock option at the time it is granted, which cannot be more than five years after the date of the grant.

The intrinsic value of outstanding and exercisable stock options is calculated as the stock market price of the stock at the balance sheet date, or date of exercise, less the exercise price of the stock option. The aggregate intrinsic value of stock options exercised in the three and six months ended June 30, 2022 was $862 and $1,094 (three and six months ended June 30, 2021 - $181 and $923).

We did not issue any stock options in the three and six months ended June 30, 2022 and 2021.

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

(unaudited)

Restricted share plans

The following table summarizes the restricted share units ("RSUs") activity for the period:

	Three months ended June 30,		Six months ended June 30,
Number of RSUs	2022	2021	2022	2021
Outstanding, beginning of period	1,811,551	3,377,407	2,943,015	3,791,283
Granted	665,849	735,901	665,849	782,764
Vested / settled	(614,767)	(523,590)	(1,213,653)	(776,419)
Forfeited	(93,636)	(36,765)	(637,059)	(246,145)
Added by performance factor	12,243	100	23,088	1,570
Outstanding, end of period	1,781,240	3,553,053	1,781,240	3,553,053

Outstanding – vested and not settled	233,258	267,859	233,258	267,859
Outstanding – unvested	1,547,982	3,285,194	1,547,982	3,285,194
Outstanding, end of period	1,781,240	3,553,053	1,781,240	3,553,053

We have a market based restricted share unit plan and a treasury based restricted share unit plan with awards outstanding (collectively, the “RSPs”). The RSPs support our growth and profitability objectives by providing long-term incentives to employees and also encourage our objective of employee share ownership through the granting of RSUs. There is no exercise price or monetary payment required from the employees upon the grant of an RSU or upon the subsequent delivery of our common shares (or, in certain jurisdictions, cash in lieu at the option of the Company) to settle vested RSUs. The form and timing of settlement is subject to local laws.

At the Company's Annual General Meeting of Shareholders on June 2, 2022, shareholders approved a resolution to amend the treasury based restricted share unit plan (the "Treasury Plan"). The amendments permit the Board to accelerate the vesting of outstanding RSUs to U.S. Participants in certain circumstances. These amendments align the ability of the Board to accelerate the vesting of outstanding awards granted to US Participants with the existing ability of the Board to accelerate the vesting of awards for non-U.S. Participants.

The maximum number of shares issuable pursuant to outstanding awards under the treasury based restricted share unit plan is 9.7% of the number of issued and outstanding shares from time to time. In addition, the maximum number of shares issuable pursuant to all of our security-based compensation arrangements is 9.7% of the number of issued and outstanding shares. With respect to the market-based RSP, independent trustees purchase Sierra Wireless common shares over the facilities of the Toronto Stock Exchange and Nasdaq, which are used to settle vested RSUs.  The existing trust funds are variable interest entities and are included in these consolidated financial statements as treasury shares held for RSU distribution.  As at June 30, 2022, there were 250,316 market RSUs outstanding.

Non-performance based RSUs vest over one to three years. RSUs vesting over one or two years cliff vest in one year or two years, respectively, and RSUs vesting over three years vest in equal amounts on each anniversary date of the grant. RSU grants to employees who are resident in France for French tax purposes vest over three years in equal amounts on each anniversary date, with the first tranche subject to a hold period of one year. In addition, certain grants issued to employees who are resident in France for French

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

(unaudited)

tax purposes will not vest before the second anniversary from the date of grant, and any shares issued are subject to an additional two year tax hold period.

We include a performance-based component to certain grants of units under our RSPs ("PSUs"). We have two types of PSUs, depending on their performance-based metric. The first type of PSUs have a market condition and are measured against an external benchmark index, and cliff vest after three years. The fair value of these PSUs at date of grant are determined using the Monte Carlo simulation model. The second type of PSUs are measured against financial metrics that are determined by the Company in each fiscal year for the performance period. The determination of the number of awards that will be attained at vesting is based on achieving the financial metric target in each of three individual fiscal years. Each tranche contains an independent annual performance condition and cliff vest on the third anniversary date. Since the financial metric for each tranche is determined separately for each fiscal year in the performance period, each tranche has a separate grant date and the fair value of the PSUs is determined at each grant date using the Company's stock price on grant date adjusted for expected attainment with changes to expected attainment recorded in subsequent periods. As at June 30, 2022, 72,177 PSUs are considered issued but not yet granted and are excluded in the above RSU continuity table.

The aggregate intrinsic value of RSUs that vested and settled in the three and six months ended June 30, 2022 was $12,791 and $22,758, respectively (three and six months ended June 30, 2021 – $7,847 and $12,372).

11.	EARNINGS (LOSS) PER SHARE

The following table provides the reconciliation between basic and diluted earnings (loss) per share:

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Net earnings (loss)
Net earnings (loss) from continuing operations	$10,906	$(10,036)	$(3,004)	$(38,574)
Net earnings (loss) from discontinued operations	793	85	2,024	(1,237)
	$11,699	$(9,951)	$(980)	$(39,811)
Weighted average shares used in computation of:
Basic	38,770	36,992	38,439	36,865
Effect of dilutive securities:
Stock options and RSUs	309	—	—	—
Diluted	39,079	36,992	38,439	36,865
Basic net earnings (loss) per share (in dollars):
Continuing operations	$0.28	$(0.27)	$(0.08)	$(1.05)
Discontinued operations	0.02	—	0.05	(0.03)
	$0.30	$(0.27)	$(0.03)	$(1.08)
Diluted net earnings (loss) per share (in dollars):
Continuing operations	$0.28	$(0.27)	$(0.08)	$(1.05)
Discontinued operations	0.02	—	0.05	(0.03)
	$0.30	$(0.27)	$(0.03)	$(1.08)

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

(unaudited)

As the Company incurred losses for the six months ended June 30, 2022 and the three and six months ended June 30, 2021, all equity awards for these periods were anti-dilutive and were excluded from the diluted weighted average shares.

12.	ACCOUNTS RECEIVABLE

The movement in the allowance for expected credit losses during the six months ended June 30, 2022 was as follows:

Six months ended June 30, 2022
Balance, beginning of period	$2,581
Current-period provision (recoveries) for expected credit losses	244
Write-offs charged against allowance for credit losses	(27)
Recoveries of amounts previously written off	2
Disposed of in sale of Omnilink (note 4(b))	(88)
Foreign exchange	(58)
Balance, end of period	$2,654

13.	CONTRACT BALANCES

The following table provides the changes in contract balances:

	June 30, 2022	December 31, 2021	Change
Contract assets	$1,716	$2,290	$(574)
Deferred revenue - current	12,320	11,770	550
Deferred revenue - noncurrent	7,221	7,222	(1)

Contract assets are included in Accounts receivable in our consolidated balance sheets.

During the three and six months ended June 30, 2022, $3,026 and $7,113 was recognized in revenue that was included in the deferred revenue as at December 31, 2021, respectively (three and six months ended June 30, 2021 - $2,702 and $6,239).

14.	INVENTORIES

The components of inventories were as follows:

	June 30, 2022	December 31, 2021
Electronic components	$72,110	$57,302
Finished goods	20,247	24,875
	$92,357	$82,177

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

(unaudited)

15.	PREPAIDS AND OTHER

The components of prepaids and other were as follows:

	June 30, 2022	December 31, 2021
Inventory advances	$38,849	$16,631
Insurance and licenses	946	841
Deposits	4,258	2,821
Contract acquisition and fulfillment costs	1,655	1,746
Other	6,544	5,333
	$52,252	$27,372

In the three and six months ended June 30, 2022, $438 and $884, respectively, of deferred contract acquisition and fulfillment costs were expensed to Sales and marketing and Cost of sales (three and six months ended June 30, 2021 - $436 and $878).

16.	INTANGIBLE ASSETS

During the three and six months ended June 30, 2022, the Company recorded an impairment expense of nil and $9,385, respectively, resulting from the decision to not develop additional products for our home security business in light of the shutdown of 2G/3G networks in the United States. Our home security asset group is part of our Enterprise Solutions reportable segment (see note 5). As the carrying value of the home security asset group was higher than the estimated fair value, which was based on expected future cash flows, an impairment expense was recognized on the related patents and trademarks, customer relationships, brand, and research and development intangible assets. The fair value is a level 3 measurement which required significant judgment. The unobservable inputs include future assumptions about the revenue attrition rate and gross margin.

The components of intangible assets are as follows:

	As at June 30, 2022
	Cost	Accumulated amortization	Net book value
Patents and trademarks	$14,871	$13,626	$1,245
Licenses	53,725	48,679	5,046
Intellectual property	22,178	21,460	718
Customer relationships	107,079	81,280	25,799
Brand	5,598	4,361	1,237
Research and development	9,201	9,182	19
	$212,652	$178,588	$34,064

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

(unaudited)

	As at December 31, 2021
	Cost	Accumulated amortization	Net book value
Patents and trademarks	$15,576	$14,226	$1,350
Licenses	57,382	51,251	6,131
Intellectual property	30,125	27,466	2,659
Customer relationships	125,187	88,659	36,528
Brand	15,069	7,065	8,004
Research and development	9,982	9,946	36
	$253,321	$198,613	$54,708

Estimated annual amortization expense for the next 5 years ended December 31 are as follows:

Remaining 2022	$4,303
2023	7,995
2024	6,812
2025	4,303
2026	3,909

The weighted-average remaining useful lives of intangible assets was 5.1 years as at June 30, 2022.

17.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

The components of accounts payable and accrued liabilities were as follows:

	June 30, 2022	December 31, 2021
Trade payables and accruals	$107,067	$108,741
Inventory commitment reserve	3,495	3,783
Accrued royalties	10,734	9,456
Accrued payroll and related liabilities	21,124	18,956
Professional services	9,137	8,309
Taxes payable (including sales taxes)	6,123	4,148
Product warranties (note 22 (a)(iii))	6,202	4,510
Sales credits	23,702	14,154
Restructuring liability (note 6)	2,909	5,430
Operating lease liabilities	1,448	2,132
Finance lease liabilities	9	19
Other	1,034	3,891
	$192,984	$183,529

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

(unaudited)

18.	LONG-TERM OBLIGATIONS

The components of long-term obligations were as follows:

	June 30, 2022	December 31, 2021
Accrued royalties	$27,485	$31,575
Deferred revenue	7,221	7,222
Finance lease liabilities	18	49
Other	3,533	3,962
	$38,257	$42,808

Remaining performance obligations

As at June 30, 2022, we had $35,177 of remaining performance obligations to be recognized (December 31, 2021 - $34,217), of which we expect to recognize approximately 19% in 2022 and 60% in 2023, and 21% in subsequent years.

We do not disclose the value of remaining performance obligations for: (i) contracts with an original expected length of one year or less, and (ii) contracts for which we recognize revenue at the amount to which we have the right to invoice for services performed.

19.	ACCUMULATED OTHER COMPREHENSIVE LOSS

The changes by component in accumulated other comprehensive loss, net of taxes, were as follows:

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Balance, beginning of period	$(9,158)	$(8,480)	$(8,732)	$(5,580)
Foreign currency translation adjustments	1,196	359	2,008	462
Recognition of cumulative translation adjustments on dissolution of subsidiaries	817	—	817	—
(Loss) gain on long term intercompany balances	(3,927)	874	(5,165)	(2,129)
Balance, end of period	$(11,072)	$(7,247)	$(11,072)	$(7,247)

20.	FAIR VALUE MEASUREMENT

Fair value presentation

An established fair value hierarchy requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.  A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is available and significant to the fair value measurement.  There are three levels of inputs that may be used to measure fair value:

Level 1	-	Quoted prices in active markets for identical assets or liabilities.

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

(unaudited)

Level 2	-	Observable inputs other than quoted prices in active markets for identical assets and liabilities, such as quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	-	Inputs that are generally unobservable and are supported by little or no market activity and that are significant to the fair value determination of the assets or liabilities.

The carrying value of cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued liabilities approximate their fair value due to the immediate or short-term maturity of these financial instruments.  Based on borrowing rates currently available to us for loans with similar terms, the carrying values of our obligations under capital leases, and long-term obligations approximate their fair values.

Long-term debt is carried at amortized cost. Incremental costs and fees that are directly attributable to the long-term debt are initially recognized as a deferred charge (i.e. asset). When debt is recognized as a liability at the initial date, the carrying amount of the deferred charge is re-classified as a reduction of the initial proceeds of the debt and amortized to interest expense over the term of the loan. The carrying value of our Loan approximates its fair value and the fair value of our Subordinate Facility is $45,343 as at June 30, 2022 (see note 21(b)). The measurement is categorized within Level 3 of the fair value hierarchy.

Derivatives, such as foreign currency forward and options contracts, may be used to economically hedge the foreign exchange risk on cash flows from commitments denominated in a foreign currency.  Derivatives are recorded in Accounts receivable or Accounts payable and accrued liabilities and measured at fair value at each balance sheet date.  Any resulting gains and losses from changes in the fair value are recorded in Foreign exchange gain (loss).

Fair value of the foreign currency forward and options contracts are based on observable market inputs such as forward rates in active markets, which represents a Level 2 measurement within the fair value hierarchy.

As at June 30, 2022, we were committed to foreign currency forward contracts totaling $29.5 million (December 31, 2021 - $25.5 million) Canadian dollars to purchase Canadian dollars with an average forward rate of 1.2722 maturing between July and December 2022. We recorded unrealized losses of $504 and $409 in Foreign exchange gain (loss) for those outstanding contracts in the three and six months ended June 30, 2022, respectively (three and six months ended June 30, 2021 - unrealized losses of $4 and $297).

21.	FINANCIAL INSTRUMENTS

(a)	Revolving Facility

We have a committed senior secured revolving credit facility (the “Revolving Facility”) with the Canadian Imperial Bank of Commerce (“CIBC”) as sole lender and as Administrative Agent. The total borrowing capacity under the Revolving Facility is $30 million. The Revolving Facility matures on April 30, 2023 and may be used for general corporate purposes, including, but not limited to, capital expenditures, working capital requirements and/or certain acquisitions permitted under the Revolving Facility.  Borrowings under the Revolving Facility may bear interest at US Base Rate or LIBOR plus applicable margin.  Effective January 1, 2022, all references to LIBOR are replaced with the Secured Overnight Financing Rate ("SOFR"). The

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

(unaudited)

Revolving Facility contains customary affirmative, negative and financial covenants, including restrictions on dividend payments while the Revolving Facility is drawn. A waiver of certain financial covenants was received on January 19, 2022 and is valid through December 31, 2022. Availability under the amended Revolving Facility is subject to a borrowing base effective January 19, 2022. As at June 30, 2022, there were $nil outstanding borrowings under the Revolving Facility (December 31, 2021 - $nil).

(b)	Long-Term Debt

The movement in long-term debt during the six months ended June 30, 2022 was as follows:

	Subordinate Facility	Loan	Total
Balance, beginning of period	$—	$9,888	$9,888
Proceeds, net of debt issuance costs	45,732	—	45,732
Capitalized interest expense	1,584	—	1,584
Foreign exchange	(604)	(177)	(781)
Balance, end of period	$46,712	$9,711	$56,423
Classification:
Current portion of long term debt	$—	$971	$971
Long term debt	46,712	8,740	55,452
	$46,712	$9,711	$56,423

The table below presents the Company's contractual principal payments as at June 30, 2022 under the long-term debt:

Remaining 2022	$486
2023	971
2024	971
2025	971
2026	53,893
$57,292

On September 29, 2021, we added a $12.5 million Canadian dollar term loan facility (the “Loan”) with CIBC. The Loan is backed by the Government of Canada under the Business Credit Availability Program; specifically, 80% of the principal of the Loan is guaranteed by the Business Development Bank of Canada (“BDC”). The Loan bears interest at CIBC’s Prime Lending rate plus 2.50% per annum. Repayment is interest only for the first 12 months, followed by regular quarterly payments of principal based on a ten-year amortization schedule plus interest. The outstanding amount owing plus accrued interest and fees are repayable on the maturity date, September 29, 2026. Under the terms, the proceeds from the Loan are to be used to exclusively fund the operational cash flow needs of the Company, including normal scheduled principal and interest payments on the CIBC credit facilities. The Loan also includes restrictions on dividend payments while the Loan is drawn. In the three and six months ended June 30 2022, we recorded interest expense of $122 and $242, respectively.

On January 19, 2022, the Company entered into a credit agreement for a new subordinate credit facility (the "Subordinate Facility") with CIBC and BDC (the "Subordinate Lenders"), pursuant to which the

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

(unaudited)

Subordinate Lenders agreed to make available to the Company a non-revolving term facility in the principal amount of up to Cdn $60 million. This Subordinate Facility was fully drawn on January 21, 2022 and has a four year term, maturing on January 19, 2026. The Subordinate Facility bears an interest rate of 5.00% per annum for the first year which increases annually thereafter. In the second year the rate is the greater of, (i) the interest rate applicable to the operating loans under the Revolving Facility plus 1.00%; and (ii) 6.00% per annum. In the third year the rate is the greater of (i) the interest rate applicable to the operating loans under the Revolving Facility plus 2.00%; and (ii) 7.00% per annum. In the fourth year the rate is equal to the greater of (i) the interest rate applicable to the operating loans under the Revolving Facility plus 3.00%; and (ii) 8.00% per annum. During the first year, interest will be added to the principal amount and will be due and payable on the maturity date of the Subordinate Facility.  After the first year, interest will be payable monthly. The Subordinate Facility is also subject to an upfront fee of 1.25% and an annual fee on outstanding borrowings in the amount of 1.00% on the first anniversary, 1.25% on the second anniversary and 1.50% on the third anniversary. The Subordinate Facility also contains a mandatory prepayment clause (the "Cash Sweep") stating that for the quarter ending December 31, 2022 and quarters thereafter, 50% of ending cash for the quarter in excess of the cash threshold of $75 million must be repaid against the outstanding principal, up to an annual cap of $25 million. At each reporting date where the Cash Sweep provision is triggered, the portion of the debt repayable in accordance with the cash sweep provision will be classified as current. Excluding this Cash Sweep, pre-payments on this facility may be made without penalty beginning July 19, 2023. The Subordinate Facility contains customary affirmative, negative and financial covenants, including restrictions on dividend payments while the Subordinate Facility is drawn, and is secured under a general security agreement over our significant entities. On January 19, 2022, the Company received a waiver of certain financial covenants, which will remain in place through December 31, 2022.

On January 21, 2022, the Subordinate Facility was fully drawn for $47,214 (Cdn$60,000). Upon issuance, we paid an upfront fee to the lenders of $590 and incurred other debt issuance costs of $892. The debt issuance costs are being amortized using the interest method over the term of the Subordinate Facility and reported in interest expense. We also recorded interest expense based on an effective interest rate on the Subordinate Facility of 7.7%. The effective interest rate is based on the minimum contractual interest rates and is subject to changes in the interest rates applicable as described above.

(c)	Letters of credit

We have access to a standby letter of credit facility of $1.5 million from Toronto Dominion Bank. The credit facility is used for the issuance of letters of credit and guarantees and is guaranteed by Export Development Canada. As of June 30, 2022, letters of credit issued against the revolving standby letter of credit facility were for a total value of $1.25 million (December 31, 2021 - $1.25 million).

(d)	Accounts Receivables Purchase Agreement

We have an uncommitted Receivables Purchase Agreement (the “RPA”) with CIBC, as purchaser, to increase our liquidity.  Under the RPA, the Company may offer to sell certain eligible accounts receivable (the “Receivables”) to CIBC, which may accept such offer, and purchase the offered Receivables.  Under the RPA, up to $75.0 million of Receivables may be sold and remain outstanding at any time.  Receivables are sold at 100% face value less discount with a 10% limited recourse to the Company arising from certain repurchase events. The RPA is on an uncommitted basis with no expiry date and carries a discount rate of Canadian Dollar Offered Rate ("CDOR") (for purchased Receivables in CAD) and SOFR (for purchased Receivables in USD) plus an applicable margin.  After the sale, the Company does not retain any interests in

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

(unaudited)

the Receivables, but continues to service and collect, in an administrative capacity, the outstanding Receivables on behalf of CIBC.

The Company accounts for the sold Receivables as a sale in accordance with FASB ASC 860, Transfers and Servicing. Proceeds from the sale reflect the face value of the Receivables less discount fees charged by CIBC and one-time legal costs. The discount fees are recorded in Other expense in the Company’s consolidated statements of operations. Net proceeds are classified under operating activities in the consolidated statements of cash flows.

Pursuant to the RPA, the Company sold and de-recognized $15,000 and $26,810 Receivables in the three and six months ended June 30, 2022, respectively (three and six months ended June 30, 2021 - $30,252 and $44,850). As at June 30, 2022, $15,000 remained outstanding to be remitted to CIBC (December 31, 2021 - $11,960), including $77 we collected from Receivables that we previously sold and have not remitted to CIBC due to timing of settlement dates (December 31, 2021 - $nil). We recorded $77 in Restricted cash in the consolidated balance sheets with a corresponding increase in accrued liabilities. Discount fees, which are included in Other expense in the consolidated statements of operations, were $33 and $48 for the three and six months ended June 30, 2022, respectively (three and six months ended June 30, 2021 - $38 and $58).

22.	COMMITMENTS AND CONTINGENCIES

(a)	Contingent liability on sale of products

(i)	Under license agreements, we are committed to make royalty payments based on the sales of products using certain technologies. We recognize royalty obligations as determinable in accordance with agreement terms. Where agreements are not in place, we have recognized our current best estimate of the obligation under accrued liabilities and long-term obligations. When agreements are finalized or the obligation becomes statute barred, the estimate is revised accordingly.

(ii)	We are a party to a variety of agreements in the ordinary course of business under which we may be obligated to indemnify a third party with respect to certain matters. Typically, these obligations arise as a result of contracts for sale of our products to customers where we provide indemnification against losses arising from matters such as potential intellectual property infringements and product liabilities. The impact on our future financial results is not subject to reasonable estimation because considerable uncertainty exists as to the final outcome of any claims and whether claims will be made. To date, we have not incurred material costs related to these types of indemnifications.

(iii)	We accrue product warranty costs to provide for the repair or replacement of defective products. Our accrual is based on an assessment of historical experience and on management’s estimates. Changes in the liability for product warranties were as follows:

	Three months ended June 30, 2022	Six months ended June 30, 2022
Balance, beginning of period	$4,991	$4,510
Provisions	1,965	3,193
Expenditures	(754)	(1,449)
Reclassified to liabilities held for sale (note 4(b))	—	(52)
Balance, end of period	$6,202	$6,202

(b)	Other commitments

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

(unaudited)

We have purchase commitments totaling approximately $168,468 (December 31, 2021 - $179,573), with certain contract manufacturers and suppliers under which we have committed to buy a minimum amount of designated products between July 2022 and December 2022. In certain of these agreements, we are required to acquire and pay for such products up to the prescribed minimum or forecasted purchases.

We have purchase commitments totaling approximately $24,092 (December 31, 2021 - $9,639) with certain mobile network operators under which we have committed to buy a minimum amount of wireless data and wireless data services between July 2022 and December 2024.

(c)	Legal proceedings

We are from time to time involved in litigation, certain other claims and arbitration matters arising in the ordinary course of our business.  We accrue for a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated.  Significant judgment is required in both the determination of probability and the determination as to whether a loss is reasonably estimable. These accruals are reviewed at least quarterly and adjusted to reflect the impacts of negotiations, settlements, rulings, advice of legal counsel and technical experts and other information and events pertaining to a particular matter.  To the extent there is a reasonable possibility (within the meaning of ASC 450, Contingencies) that the losses could exceed the amounts already accrued for those cases for which an estimate can be made, management believes that the amount of any such additional loss would not be material to our results of operations or financial condition.

In some instances, we are unable to reasonably estimate any potential loss or range of loss.  The nature and progression of litigation can make it difficult to predict the impact a particular lawsuit will have on the Company.  For instance, in the case of patent litigation, there are many reasons why we cannot make these assessments, including, among others, one or more of the following: in the early stage of a proceeding, the claimant is not required to specifically identify the manner in which the patent has allegedly been infringed; damages sought that are unspecified, unsupportable, unexplained or uncertain; discovery not having been started or being incomplete; the complexity of the facts that are in dispute (e.g., the analysis of the patent and a comparison to the activities of the Company is a labor-intensive and highly technical process); the difficulty of assessing novel claims; the parties not having engaged in any meaningful settlement discussions; the possibility that other parties may share in any ultimate liability; and the often slow pace of patent litigation.

We are required to apply judgment with respect to any potential loss or range of loss in connection with litigation.  While we believe we have meritorious defenses to the claims asserted against us in our currently outstanding litigation, and intend to defend ourselves vigorously in all cases, in light of the inherent uncertainties in litigation there can be no assurance that the ultimate resolution of these matters will not significantly exceed the reserves currently accrued by us for those cases for which an estimate can be made.  Losses in connection with any litigation for which we are not presently able to reasonably estimate any potential loss or range of loss could be material to our results of operations and financial condition.

On June 14, 2022, Denso Corporation, and several of its affiliates (collectively “Denso”), filed suit against us and several of our affiliates in Superior Court in San Diego County, California.  Denso asserts eight claims, including claims for breach of express and implied warranties, equitable indemnification, negligent and intentional misrepresentation, unjust enrichment, promissory estoppel, and declaratory judgment, based

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

(unaudited)

on an alleged defect related to the GPS week number rollover date.  Denso alleges that it incurred approximately $84 million in damages and costs to implement a firmware update provided by our supplier in late 2018, before we disposed of the Automotive Business, to address the alleged product defect.  The case is at an early stage, and we intend to defend the claim vigorously.

We have been advised that Harman Becker Automotive Systems GmbH, and several of its affiliates (collectively “Harman”), filed suit against us in the District Court of Munich, Germany in June 2022. While we have not been served with any complaint, we understand that Harman is asserting claims based on an alleged defect related to the GPS week number rollover date.  Harman alleges that it incurred approximately $16 million in damages and costs to implement a firmware update provided by our supplier in late 2018, before we disposed of the Automotive Business, to address the alleged product defect.  In the event we are served with a complaint in this matter, we intend to defend the claim vigorously.

Intellectual Property Indemnification Claims

We have been notified by certain of our customers in the following matter that we may have an obligation to indemnify them in respect of the products we supply to them:

In June 2019, Sisvel International S.A. and 3G Licensing S.A. (together, “First Suit Plaintiffs”), filed patent infringement lawsuits (the “First Suits”) in the United States District Court for the District of Delaware against one or more of our customers alleging patent infringement with respect to a portfolio of 12 patents allegedly related to technology for 2G, 3G and 4G cellular communications networks. The Delaware court dismissed claims based on 6 of those 12 patents in February 2020 for at least one of our customers. In May 2020, the First Suit Plaintiffs together with Sisvel S.p.A. (collectively, the “Second Suit Plaintiffs”) filed patent infringement lawsuits (the "Second Suits”) in the United States District Court for the District of Delaware, against one or more of our customers alleging patent infringement with respect to an additional 9 patents allegedly related to technology for 3G and 4G cellular communications networks. The allegations in both lawsuits have been made in relation to certain of our customers' products, which may include products which utilize modules sold to them by us. Inter Partes Review (“IPR”) petitions filed by us and others with the United States Patent and Trademark Office have been instituted with respect to 5 of the 6 remaining patents involved in the First Suits and 8 of the patents involved in the Second Suits. The Patent Trial and Appeal Board (PTAB) has issued written decisions invalidating or partially invalidating the challenged claims of 5 patents involved in the First Suits, which decisions are being appealed by the First Suit Plaintiffs. Decisions with respect to the 8 instituted petitions involving patents in the Second Suits are anticipated in the second half of 2022. Sisvel has stipulated to a stay of both the First Suits and the Second Suits pending the results of the IPR procedure. We do not admit that Sierra Wireless owes indemnity in response to any of the customer requests with respect to the above matters.

Although there can be no assurance that an unfavorable outcome would not have a material adverse effect on our operating results, liquidity or financial position, we believe the claims made in the foregoing legal proceedings are without merit and intend to defend ourselves and our products vigorously in all cases.

We are engaged in certain other claims, legal actions and arbitration matters, all in the ordinary course of business, and believe that the ultimate outcome of these claims, legal actions and arbitration matters will not have a material adverse effect on our operating results, liquidity or financial position.

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

(unaudited)

23.	SUBSEQUENT EVENT

On August 2, 2022, we entered into the Arrangement Agreement with Semtech Corporation and the Purchaser pursuant to which the Purchaser will acquire all of the outstanding shares of Sierra Wireless (the "Transaction"). Under the terms of the Transaction, Sierra Wireless shareholders will receive $31 in cash per share (in U.S. dollars).

The Transaction, which is not subject to any financing conditions, will be carried out by way of a court-approved plan of arrangement under the Canada Business Corporations Act and will require the approval of at least (1) 66⅔% of the votes cast by Sierra Wireless shareholders, and (2) 66⅔% of the votes cast by Sierra Wireless security holders (comprised of shareholders, optionholders, restricted share unit holders and performance share unit holders), at a special meeting expected to be held to consider the Transaction. In addition to such approval by Sierra Wireless shareholders and security holders, the Transaction is also subject to court approval and regulatory approvals, including approval under the Canadian Competition Act and the United States Hard-Scott-Rodino Antitrust Improvements Act of 1976. Subject to the satisfaction of such conditions, the Transaction is expected to be completed by early 2023.